Exhibit 99.2

                                      NEWS

FOR IMMEDIATE RELEASE
                                             Contact: Paul Caminiti/Carrie Bloom
                                                      Citigate Sard Verbinnen
                                                      212/687-8080

                      LADENBURG THALMANN TO ACQUIRE GRUNTAL

                Strategic Transaction Creates One of the Nation's
                      Leading Full Service Brokerage Firms
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         NEW YORK, NY, April 5, 2002 -- Ladenburg Thalmann Financial Services
Inc. (AMEX: LTS) today announced that it has entered into a letter of intent under which Ladenburg Thalmann will acquire Gruntal Financial, L.L.C. ("Gruntal") and its broker dealer affiliates, Gruntal & Co., L.L.C. and The GMS Group, L.L.C. The strategic transaction pairs two venerable Wall Street firms, both in excess of 100 years old, and creates one of the nation's leading full-service brokerage firms, with approximately 1160 brokers, serving corporate, institutional and individual investors.

         Under the terms of agreement, Gruntal & Co. and The GMS Group will remain as separate broker dealers and standalone subsidiaries of Ladenburg Thalmann. Closing of this transaction is expected to be completed by May 1, 2002, following receipt of all appropriate regulatory approvals.

         "We are thrilled to be joining our resources with the talented people of Gruntal," said Victor M. Rivas, President and Chief Executive Officer of Ladenburg Thalmann. "This strategic transaction brings to Ladenburg an additional 620 brokers, strong research capabilities, and a signficant franchise in private client services, institutional equity sales and trading, among other attributes. The addition of Gruntal immediately doubles the size of Ladenburg's brokerage operations, enabling us to expand our client reach while continuing to deliver top-tier service to both Gruntal and Ladenburg customers."

         Howard M. Lorber, Chairman of Ladenburg Thalmann Financial Services and President and Chief Operating Officer of New Valley Corporation (NASDAQ: NVAL), added, "We are pleased we've been able to seize this unique opportunity to make such a high quality acquisition and add the Gruntal name, their talented employees, and their significant client base to Ladenburg Thalmann. New Valley, whose shareholders remain significant shareholders of Ladenburg following the December 2001 spin off, fully intends to continue supporting Ladenburg following the Gruntal acquisition."

         Robert Rittereiser, Gruntal's Chairman and Chief Executive Officer, stated, "I'm excited that Gruntal is becoming part of Ladenburg Thalmann, a full service financial institution that has earned a strong reputation in the brokerage industry with its clients and its employees. For over 100 years, Ladenburg has met the varying investment needs of corporate, institutional and individual clients - and we're committed to building on this tradition of excellence."

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         Under the terms of the agreement, Ladenburg will acquire 100% of the outstanding equity interests in Gruntal Financial and contribute $20 million in cash to the capital of Gruntal & Co. Additionally, at closing Ladenburg will issue 5 million shares to Gruntal's institutional stakeholder.

         Founded in 1880 and headquartered in New York City, Gruntal Financial L.L.C., which is comprised of Gruntal & Co., L.L.C. and The GMS Group, L.L.C., is a high-quality full-service financial services firm with a diverse business mix serving affluent individual, institutional, and corporate clients. The firm employs approximately 620 account executives across 31 locations in the Northeast, Florida, Illinois, California, Georgia, and Texas, with client assets totaling approximately $19 billion. Gruntal & Co. consists of a strong franchise in private client services, institutional equity sales and trading, investment banking, research, and stock loan conduit, and fixed income sales, trading, and distribution. Gruntal is a member of the NYSE and NASD.

         Ladenburg Thalmann Financial Services operates through its two wholly owned subsidiaries, Ladenburg Thalmann & Co. Inc. and Ladenburg Capital Management Inc., formerly known as GBI Capital Partners. Founded in 1876 and a NYSE member since 1879, Ladenburg is a full service investment banking and brokerage firm based in New York, with regional offices in Los Angeles, Boca Raton, Great Neck, Cleveland and Las Vegas. The Research division's strategic focus is on the Biotechnology, Communication Technology, Enterprise Software & Services, Energy, Medical Technology, Restaurants, Retailing/Special Situations, Satellite, and Technology (Computer Peripherals) sectors. Ladenburg's corporate finance department specializes in middle market companies and emerging growth businesses. The firm's retail brokerage division, Private Client Services, leverages the firm's research and asset management capabilities.

         Ladenburg Capital Management is a full-service securities and trading firm providing personalized investment recommendations and service to individual and institutional investors. Ladenburg Capital Management is headquartered in Bethpage, NY and operates offices in New York City, Fort Lauderdale and San Francisco.

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